As filed with the Securities and Exchange Commission on May 20, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lifeward Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Cabot Rd. Hudson, MA	01749
(Address of principal executive offices)	(Zip Code)

Lifeward Ltd. 2025 Incentive Compensation Plan
Stock Option Inducement Award
(Full Title of the Plans)

William Mark Grant
President and Chief Executive Officer
2 Cabot Rd.
Hudson, MA 01749
(508) 251-1544
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Rachael M. Bushey, Esq. Jennifer L. Porter, Esq. Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104 Tel: (445) 207-7805	Aaron M. Lampert, Adv. Ephraim Peter Friedman, Adv. Goldfarb Gross Seligman & Co. Azrieli Center, Round Tower Tel Aviv 6701101, Israel Tel: +972-3-607-4444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 5, 2026, the Board of Directors of Lifeward Ltd. (the “Company”, or the "Registrant") adopted, subject to approval by the shareholders, an amendment to the Lifeward Ltd. 2025 Incentive Compensation Plan (the “2025 Plan”) (such amendment, the “Amendment” and the 2025 Plan, after giving effect to the Amendment, the “Amended 2025 Plan”), which the shareholders of the Company approved at the Company’s Extraordinary General Meeting of Shareholders held on March 12, 2026. The Amendment increased the aggregate number of ordinary shares authorized for issuance thereunder by 435,416 shares (the “Additional Shares”). This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering the Additional Shares for issuance under the Amended 2025 Plan.

Such Additional Shares are of the same class of securities as the ordinary shares issuable under the 2025 Plan for which the currently effective Registration Statements on Form S-8 (File No. 333-289840) filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2025 (the “Prior Registration Statement”), was filed. Upon the effectiveness of this Registration Statement, an aggregate of 560,416 ordinary shares will be registered for issuance from time to time under the Amended 2025 Plan, inclusive of the Additional Shares. Pursuant to General Instruction E of Form S-8 regarding registration of Additional Securities, the contents of the Prior Registration Statements are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Prior Registration Statement are presented herein.

This Registration Statement also registers ordinary shares issuable pursuant to an inducement award, as described below. To induce the individual listed below to accept employment with the Registrant, the Registrant granted the following equity award to such individual (the “Inducement Award”) on the date listed below:

•	Options to purchase 33,333 ordinary shares granted to induce the recipient to accept employment as the Registrant’s President and Chief Executive Officer, granted on June 2, 2025.

The Inducement Award was recommended by the Registrant’s compensation committee of the board of directors and approved by the Registrant’s board of directors, in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Award was granted outside of the 2025 Plan.

On February 24, 2026, the Company effected a 1-for-12 reverse share split of its ordinary shares. The share amounts stated above are presented on a post-split basis and reflect such reverse share split.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the person to whom the Inducement Award has been granted as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(i)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 18, 2026;
(ii)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 20, 2026;

(iii)
The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on January 6, 2026, January 13, 2026, January 28, 2026, February 9, 2026, February 19, 2026, February 25, 2026, February 27, 2026, March 2, 2026, March 11, 2026, March 12, 2026, March 20, 2026, March 25, 2026, March 31, 2026, April 23, 2026, and May 19, 2026; and

(iv)
The description of the Registrant’s Ordinary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-36612) filed with the Commission on September 2, 2014, as updated by any amendment or report filed for the purpose of updating that description.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law 5759-1999 (the "Israeli Companies Law"), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s Eighth Amended and Restated Articles of Association (“Articles of Association”) include such a provision. An Israeli company also may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and
•	a financial liability imposed on the office holder in favor of a third party.

 Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a civil or criminal fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Registrant has entered into indemnification agreements with office holders to exculpate, indemnify and insure the Registrant’s office holders to the fullest extent permitted by the Registrant’s Articles of Association, the Israeli Companies Law and the Israeli Securities Law, 5728-1968.

The Registrant has obtained directors’ and officers’ liability insurance for the benefit of the office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

Exhibit No.	Description

3.1
Eighth Amended and Restated Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 18, 2026).

4.1
Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 18, 2026).

5.1*	Opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).
23.1*	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global Limited.
23.2*	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1#	Lifeward Ltd. 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 5, 2025).
99.2*#	Amendment No. 1 to the Lifeward Ltd. 2025 Incentive Compensation Plan.
99.3#
Form of Incentive Stock Option Award Agreement for non-Israeli employees, executives and non-employee directors under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (333-289840) filed on August 25, 2025).

99.4#
Form of Non-Qualified Stock Option Award Agreement for non-Israeli employees, executives and non-employee directors under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 (333-289840) filed on August 25, 2025).

99.5#
Form of Option Award Agreement for Israeli employees, executives and non-employee directors under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.4 to the Registrant’s Registration Statement on Form S-8 (333-289840) filed on August 25, 2025).

99.6#
Form of Restricted Share Unit Award Agreement for non-Israeli employees, executives and non-employee directors under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 (333-289840) filed on August 25, 2025).

99.7#
Form of Restricted Share Unit Award Agreement for Israeli employees, executives and non-employee directors under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.6 to the Registrant’s Registration Statement on Form S-8 (333-289840) filed on August 25, 2025).

99.8#
Form of Nonqualified Stock Option Award Agreement (Inducement Award) for non-Israeli employees and executives (incorporated by reference by Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2025).

107*	Filing Fee Table.

*	Filed herewith.
#	Denotes management contract or compensatory plan or arrangement.

Item 9. Undertakings.

The undersigned Registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hudson, Commonwealth of Massachusetts on this 20th day of May, 2026.

LIFEWARD LTD.

By:	/s/ Almog Adar
Name:	Almog Adar
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William Mark Grant and Almog Adar, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 20, 2026 in the capacities indicated:

Signatures	Title

/s/ William Mark Grant
William Mark Grant	Director and President and Chief Executive Officer (Principal Executive Officer)
/s/ Almog Adar
Almog Adar	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert J. Marshall
Robert J. Marshall	Chairman, Director

/s/ Michael Swinford
Michael Swinford	Director

/s/ William Mark Sigsbee
William Mark Sigsbee	Director

/s/ Nadav Kidron
Nadav Kidron	Director

/s/ Miriam Kidron, Ph.D
Miriam Kidron, Ph.D.	Director

/s/ Yehuda Reznick
Yehuda Reznick	Director

/s/ Moshe H. Rozenbaum
Moshe H. Rozenbaum	Director